Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2002 relating to the financial statements and financial statement schedule of Trizec Properties, Inc. Combined, which appear in Trizec Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.



/s/ PricewaterhouseCoopers LLP


Chicago, Illinois
May 3, 2002